                                    INVESTMENT SUBADVISORY AGREEMENT

                        This Investment Subadvisory Agreement is made as of
May 23, 2005, by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (hereafter "Client"), and Goldman Sachs Asset Management, L.P., a Delaware partnership (hereafter “Subadviser"), and THE VANTAGEPOINT FUNDS, a Delaware business trust.

                        WHEREAS, The Vantagepoint Funds is a Delaware Statutory Trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

                        WHEREAS, Client is party to a Master Investment Advisory Agreement with The Vantagepoint Funds for management of the investment operations of The Vantagepoint Funds including the establishment and operation of investment portfolios for The Vantagepoint Funds and entering into contracts with subadvisers to assist in managing the investment of The Vantagepoint Funds’ property;

                        WHEREAS, Client and Subadviser wish to enter into a subadvisory agreement (“Agreement”) pursuant to which Subadviser will provide such assistance to Client.

AGREEMENTS:

                        In consideration for the performance by Subadviser as investment subadviser of certain assets held by The Vantagepoint Funds, Client authorizes Subadviser to manage certain of the securities and other assets of The Vantagepoint Funds as follows:

1.                     ACCOUNT

                        The account with respect to which Subadviser shall perform its services shall consist of those assets of the Vantagepoint Growth Fund (the “Fund”) which Client determines to assign to an account with Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter “Account”). From time to time, Client may, upon notice to Subadviser, make additions to the Account and may, upon notice to Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the Account to zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in this Agreement.

2.                     APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER

                        (a)       Purchase and Sale.  Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement.  Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Fund’s investment guidelines and policies and the written investment objectives, policies, procedures and restrictions of the Fund described in Section 5 below, Client hereby grants Subadviser complete, unlimited and unrestricted discretion and authority to supervise and direct the investment of the Account and to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise).  Subadviser will review with Client, upon the request of Client, any transactions it makes with respect to the investment of the Account.  Client agrees to provide Subadviser with copies of any amendments to the written investment objectives, policies, procedures and restrictions of the Fund within a reasonable time period from the date on which such amendments or related filings are made with the Securities and Exchange Commission (the “SEC”) or other regulatory body.

                        (b)       Limitation on Authority.  Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent Client or The Vantagepoint Funds in any way or otherwise to be an agent of Client or the Fund.  The activities of Client and Subadviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds and in compliance with applicable laws and rules.

                        (c)        Proxy Voting.  Unless otherwise instructed by Client or The Vantagepoint Funds, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account in accordance with the Subadviser’s written proxy voting policies and procedures as provided by the Subadviser to Client and the Board of Directors of The Vantagepoint Funds from time to time.  Subadviser will report quarterly to Client and the Fund regarding such voting in a format reasonably requested by the Client.  Subadviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Subadviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 (“Advisers Act”).  The Subadviser shall promptly provide notice and copies of any material changes to its policies, procedures or other guidelines for voting proxies to the Board of Directors of The Vantagepoint Funds or the Client.  Upon request, the Subadviser shall provide The Vantagepoint Funds with a complete and current copy of its policies, procedures and other guidelines or a description of such policies, procedures and guidelines for the purpose of filing such document(s) in The Vantagepoint Funds’ prospectus or as otherwise required by the Securities Act of 1933 (the “1933 Act”) or 1940 Act and the rules thereunder.

                        (d)       Key Personnel.  Subadviser agrees that the following key personnel will have primary responsibility with respect to the investment management of the Account.  If the individual isunable to devote sufficient time to maintain primary responsibility for the Account, Subadviser must give Client written advance notice, or, if Subadviser does not have advance knowledge of such inability, prompt written notice after Subadviser first learns of such inability, of the name of the person designated by Subadviser to replace or supplement the individual.  In addition, Subadviser shall give Client written notice of the replacement of any employee of Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

            Key Personnel:          Robert Jones

3.                     Duties of Client.  Client has furnished Subadviser with copies of each of the following documents and will promptly furnish to Subadviser at its principal office all future amendments and supplements to such documents, if any:

(a)       The Declaration of Trust of the Fund, as filed with the State of Delaware, as in effect on the date hereof and as amended from time to time (“Declaration of Trust);

(b)       The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”);

(c)        Certified resolutions of the Board of Directors of The Vantagepoint Funds (“Board”) authorizing the appointment of Client and Subadviser and approving the form of the Master Investment Advisory Agreement and this Agreement;

(d)       The Fund’s Registration Statement under the 1940 Act and the 1933 Act on Form N-1A, as filed with the SEC relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(e)       The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(f)         The Fund’s most recent prospectus;

(g)       Copies of reports made by the Fund to its shareholders; and

(h)        Copies of any relevant Fund policies or guidelines established by Client or Board that relate to the services provided by Subadviser hereunder.

Client shall furnish Subadviser with any further documents, materials or information that Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

4.                     ACCEPTANCE OF APPOINTMENT

                        Subadviser accepts the appointment as an investment subadviser of the Fund and agrees to use its best efforts and professional judgment to make timely investments for the Account, and to provide the other services required of Subadviser under the provisions of this Agreement.

5.                     INVESTMENT POLICIES

<![if !supportLists]>(a)               <![endif]>Investment Objectives and Restrictions.  Subject to the supervision of The Vantagepoint Funds’ Board of Directors and Client, Subadviser shall manage the assets and direct the investments of the Fund held in the Account in accordance with The Vantagepoint Funds’ prospectus and statement of additional information, with the written investment objectives, policies, procedures, guidelines, restrictions and liquidity requirements of The Vantagepoint Funds and the Fund, with The Vantagepoint Funds’ compliance policies, guidelines and procedures and with any additional investment guidelines and policies that may be communicated, from time to time, by the Client to the Subadviser, all as they may be restated or modified from time to time by Client or The Vantagepoint Funds.  Client retains the right, on written notice to Subadviser and without amending this Agreement, to modify any such objectives, policies, procedures, guidelines, restrictions, or requirements in any manner and at any time as may be allowed pursuant to the 1940 Act and consistent with the terms of the Master Investment Advisory Agreement with The Vantagepoint Funds.

                        (b)       Agreement and Registration Statement.  Subadviser will adhere to all specific provisions in this Agreement and in The Vantagepoint Funds’ current Registration Statement as it may be amended and updated from time to time and filed with the Securities and Exchange Commission on Form N-1A.  The Registration Statement is hereby incorporated by reference and made a part of this Agreement.

                        (c)        Conflict in Policies.  If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

6.                     CUSTODY, DELIVERY, RECEIPT OF SECURITIES

                        (a)       Custody Responsibilities.  Client shall designate one or more custodians (the “Custodian”) to hold the Account assets.  The Custodian, as designated by Client will be responsible for the custody, receipt and delivery of securities and other assets of The Vantagepoint Funds (including the Account), and Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of The Vantagepoint Funds (including the Account).  In the event that any cash or securities of The Vantagepoint Funds are delivered to Subadviser, it will promptly deliver the same over to the Custodian, in the name of The Vantagepoint Funds.  Client shall be responsible for all custodial arrangements, including the payment of all fees and charges to Custodian.  Subadviser shall not be responsible or liable for any act or omission of Custodian.

                        (b)       Securities Transactions.  Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by The Vantagepoint Funds of cash or securities due to or from the Account.  Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00 a.m. Eastern Time on the day following the trade date and will affirm the trade before the close of business one (1) business day after the trade date (T+1).

7.                     RECORD KEEPING AND REPORTING

                        (a)       Records.  Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client in accordance with applicable laws and rules and such reasonable instructions as shall be provided to Subadviser by Client from time to time.  All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice.  Except as may be required by applicable law, rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement.  Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to The Vantagepoint Funds.  Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

                        (b)       Quarterly Valuation Reports.  Subadviser shall use its best efforts to provide to Client within ten (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account, as that information is reported on Subadviser’s record keeping system.

                        (c)     Reconciliations.  On a daily basis, Subadviser shall review reports of the Account’s portfolio holdings as made available to Subadviser by the Custodian and shall report as promptly as possible on the same business day to the Custodian and to Client any discrepancies between the prices assigned to the securities in the Account and the prices that Subadviser believes should be assigned to them.  On an ongoing basis, Subadviser shall monitor market developments for significant events occurring after the close of the primary markets for particular securities held by the Account that may materially affect their value, and shall promptly notify Client of any such event that comes to Subadviser’s attention.  On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to the Custodian’s records and report discrepancies to Client within ten (10) business days after the end of the month, or within three (3) business days of receipt of the custodial statement, whichever comes later.

                        (d)       Loss Reimbursement.  Subadviser shall reimburse the Account for any error to the Fund’s net asset value amounting to one cent per share or more, in accordance with The Vantagepoint Funds’ NAV Error Correction Policy in effect at such time, caused by Subadviser’s breach of its standard of care, as set forth in the following sentence that is a direct cause of a delay in the accurate daily pricing of the Fund.  In managing the Account, Subadviser shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.  Subadviser shall not be required to reimburse the Account for errors resulting from or in any way arising out of force majeure or other events beyond the control of the Subadviser, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Subadviser or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable.  Client must give Subadviser prompt written notice of any modification to the NAV Error Correction Policy.

(e)       Reports.  Subadviser shall furnish Client and the Board of Directors of The Vantagepoint Funds such periodic and special reports and non-proprietary or non-confidential information as shall be reasonably necessary to evaluate the terms of any subadvisory agreement between Client and Subadviser with respect to the assets of the Fund including but not limited to: (i) a quarterly report and attestation to the Board of Directors of The Vantagepoint Funds regarding activities and practices relating to transactions entered into in accordance with Rules 10f-3, 17a-7, 17e-1 under the 1940 Act, the purchase or holding of any Rule 144(a) securities or any other technically restricted and/or potentially illiquid securities in the Account, any soft dollar transactions entered into by the Subadviser, and whether the Subadviser violated the restrictions imposed on it by the Fund’s prospectus and statement of additional information; (ii) information relating to the use of brokers; and (iii) information relating to regulatory and/or law enforcement inquiries or actions.

                        (f)         Other Reports on Request. Subadviser shall provide to Client promptly upon reasonable request any information available in the records maintained by Subadviser relating to the Account.

                        (g)       Review of Materials.  During the term of this Agreement, Client shall ensure that all prospectuses, statements of additional information, registration statements, proxy statements, reports to shareholders, advertising and sales literature or other materials prepared for distribution to Fund shareholders or the public, which refer to the Subadviser in any way, prepared by employees or agents of Client or its affiliates are consistent with information previously provided by Subadviser.  Subadviser shall promptly notify the Client of any changes to information pertaining to the Subadviser and stated in the materials described in this Section 7(g).

8.                     PURCHASE AND SALE OF SECURITIES

<![if !supportLists]>(a)               <![endif]>Selection of Brokers and Dealers.  Except to the extent otherwise instructed in writing by Client (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and other applicable laws and rules, direct Fund portfolio transactions for which Subadviser is responsible to any broker-dealer that Client may designate), Subadviser shall place all orders for the purchase or sale of securities on behalf of the Account with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term “affiliated person” is defined in the 1940 Act (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and with The Vantagepoint Funds’ policies and procedures thereunder, copies of which shall be provided to Subadviser.  Subadviser will make reasonable efforts to ensure that brokers and/or dealers perform their obligations to the Account, provided, however, that Subadviser will not be responsible or liable for any act or omission of any broker and/or dealer.

(b)       Best Execution.  In placing such orders, Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law.  In evaluating the terms available for executing particular transactions for the Account and in selecting broker-dealers to execute such transactions, Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers.  Subadviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

                        (c)        Bunching Orders.  Client agrees that Subadviser may aggregate sales or purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses.  Client acknowledges that the determination of such economic benefit to the Account by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.  In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by Subadviser in a manner Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

9.                     INVESTMENT FEES

                        (a)       Fee Schedule.  The compensation of Subadviser for its services under this Agreement shall be calculated and paid by Client from the assets of the Account in accordance with Schedule A hereto.

                        (b)       For purposes of this section 9 and Schedule A, all payments due to Subadviser shall be solely made from the assets of the Fund, a portfolio of The Vantagepoint Funds.

                        (c)        Pro Rata Fee.  If Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net asset value of the Account for the period of that calendar quarter and shall be payable on a prorata basis for the period of the calendar quarter for which it has served as Subadviser hereunder.  In no event shall the Subadviser receive payment for any period of time during which there were no assets in the Account.

10.                   BEST EFFORTS;  NON-EXCLUSIVITY OF SERVICES

                        The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to Client and the Fund.  The services of Subadviser to be provided hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services.  Client acknowledges that Subadviser and its Affiliates and Subadviser's other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund.  Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees acquire or dispose of such a position for its or their own accounts or for the account of another client.

11.                   COMPLIANCE POLICIES AND PROCEDURES

                        The Subadviser shall promptly provide The Vantagepoint Funds’ Chief Compliance Officer (CCO), upon request, copies of its policies and procedures for compliance by the Subadviser and the Fund with the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and promptly provide the CCO with copies of any material changes to those policies and procedures.  The Subadviser shall fully cooperate with the CCO as to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to The Vantagepoint Funds’ Board of Directors on the operation of the Subadvisers compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(2).  At least annually, the Subadviser shall provide a certification to the CCO to the effect that the Subadviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Subadviser with the Federal Securities Laws.

12.                   INSIDER TRADING POLICIES AND CODE OF ETHICS

                        Subadviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 of the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to Client and The Vantagepoint Funds, andany material violation of such policies by personnel of Subadviser and the sanctions imposed in response thereto and any issues arising under such policies shall be reported to Client and The Vantagepoint Funds.

13.                   INSURANCE

                        At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Client and Subadviser, respectively.

14.                   LIABILITY

                        (a)       In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or The Vantagepoint Funds for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Subadviser reasonably believes to be in the best interests of the Fund.  However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or The Vantagepoint Funds may have under federal or state securities laws.

                        (b)       Client shall indemnify Subadviser against any loss, liability, damages, costs or expenses caused by  the negligence or malfeasance of Client or violation of any applicable law, rule or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser.

15.                   TERM

                        This Agreement shall be in effect for an initial term of two years beginning on the Effective Date.  This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Board of Directors of The Vantagepoint Funds, provided that in such event, continuance shall also be approved by a majority vote of those members of the Board of Directors who are not “interested persons” as that term is defined in the 1940 Act.

16.                   TERMINATION

This Agreement may be terminated by Subadviser, without the payment of any penalty, immediately upon notice to The Vantagepoint Funds and to Client in the event of a material breach of any provision thereof by The Vantagepoint Funds or Client if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days written notice to Client and The Vantagepoint Funds, or by Client or The Vantagepoint Funds for any reason or no reason immediately upon written notice to Subadviser. This Agreement shall automatically terminate (a) in the event of its assignment, as provided in Section 22, (b) upon the termination of The Vantagepoint Funds, or (c) upon termination of Client’s Master Investment Advisory Agreement with The Vantagepoint Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party or parties.  To the extent that the assets of the Account are zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account.

17.                   REPRESENTATIONS

                        Subadviser hereby confirms to Client and The Vantagepoint Funds that Subadviser is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

The Fund and the Client each represent, warrant, and agree, with respect to themselves, as follows:

A.        Client (i) is registered with the Securities and Exchange Commission under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to seek to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, and (iv) will immediately notify Subadviser of the occurrence of any event that would disqualify Client from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.        The Fund and the Client each agree that the Subadviser shall have no responsibility or liability arising out of any non-compliance by the Fund or the Adviser with anti-money laundering regulations.  The Fund represents and warrants that it has implemented an anti-money laundering program and a customer identification program (“CIP”) that each comply with the requirements of applicable law, including the Bank Secrecy Act and U.S.A. PATRIOT Act of 2001 and the regulations promulgated thereunder.

C.        The Vantagepoint Funds hereby confirm to Subadviser, and Subadviser hereby acknowledges, that The Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.

D.        The Fund has policies and procedures designed to detect and deter disruptive trading practices, including “market timing".

18.                   Use of Marks

            It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, and any trade name, trademark, trade device, service mark, symbol or logo associated with those names, are the valuable property of the Subadviser or its affiliates and that the Client has the right to use to such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Subadviser, such approval not to be unreasonably withheld, and only during the term of this Agreement.  Notwithstanding the foregoing, the Subadviser’s approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Client and Subadviser identify materials which they jointly determine do not require the Subadviser’s approval and (iii) used as required to be disclosed in the registration statement of the Fund.  Upon termination of this Agreement, the Fund and the Client shall forthwith cease to use such name (or derivative or logo).  This section will survive any termination of this Agreement.

19.                   NOTICES

                        Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to a party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested.  The addresses of the parties are:

            Client and Funds:

                                                The Vantagepoint Funds

                                                Vantagepoint Investment Advisers, LLC

                                                Attention:  Paul Gallagher, Legal Department

                                                c/o ICMA Retirement Corporation

                                                777 North Capitol Street, NE, Ste. 600

                                                Washington, D.C. 20002-4240

                                                Fax:  202-962-4601

            Subadviser:

                                                Goldman Sachs Asset Management, L.P.

                                                32 Old Slip, 32nd Floor

                                                New York, NY 10005

                                                Attention:  Scott Kilgallen

Each party may change its address by giving notice as herein required.

20.                   SOLE INSTRUMENT

                        This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

21.                   WAIVER OR MODIFICATION

                        No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof.  Only the Chief Executive Officer has authority on behalf of Client to modify or waive any of the provisions of the Agreement.  It is understood that certain material amendments may require approval of the Fund’s shareholders.

22.                   ASSIGNMENT OR CHANGE OF CONTROL

                        This Agreement shall automatically terminate in the event of its assignment as defined under the 1940 Act.  In addition, Subadviser agrees to provide Client immediate written notice in the event of any actual or planned change in control, within the meaning of the Advisers Act, of Subadviser.

23.                   COUNTERPARTS

                        This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

24.                   CHOICE OF LAW

                        This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.  To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

25.                   CONFIDENTIAL INFORMATION

                        Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including Fund portfolio holdings, Fund portfolio securities transactions, financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  No party may use or disclose to others Confidential Information about another party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority of competent jurisdiction over the party; or as specifically agreed to in writing by the other party.  Further, no party may trade in any securities issued by a party while in possession of non-public information about that party.  Lastly, Subadviser may not consult with any other Fund subadvisers about Fund portfolio securities transactions, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund.  Nothing in this Agreement shall be construed to prevent Subadviser from lawfully giving other entities investment advice about, or trading on their behalf in, the securities of the Fund.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON
May 23, 2005 and make it effective on the date first set forth at the beginning of this Agreement.

Client                                                                         Subadviser

Vantagepoint Investment Advisers, LLC                Goldman Sachs Asset Management, L.P.

by: _____________________________             by: _____________________________

Paul F. Gallagher, Secretary                                   Name:

                                                                                    Title:

Fund

The Vantagepoint Funds, on behalf of
the Growth Fund

by: _____________________________

Paul F. Gallagher, Secretary

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule

For

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

0.30% for the first $50 million in assets

0.23% for the next $100 million in assets

0.20% for assets over $150 million